Exhibit 10.2

HOOKER FURNISHINGS CORPORATION

RSU Award – Time-Based Vesting

Name of Grantee:

Date of Grant:

1.         Grant of RSUs. Hooker Furnishings Corporation (the “Company”) hereby grants to you ___ Restricted Stock Units (“RSUs”). Each RSU entitles you to receive the Fair Market Value of one share of Company Stock upon the terms and conditions set forth herein, including the terms set forth in the 2020 Amendment and Restatement of the Hooker Furnishings Corporation Stock Incentive Plan (the “Plan”). By signing below, you acknowledge that you agree to be bound by all the terms and conditions hereof and of the Plan with respect to this grant. In the event of any conflict between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms not defined in this Grant Agreement shall have the meanings set forth in the Plan.

2.         Vesting.

(a)         The RSUs granted hereunder shall vest in accordance with the following schedule:

Vesting Date	Percentage Vested
At Date of Grant	0%
First Anniversary of Date of Grant	33.33%
Second Anniversary of Date of Grant	66.67%
Third Anniversary of Date of Grant	100%

(b)         Except as provided in Section 2(c), you must remain in continuous employment with the Company or a Related Company from the Date of Grant through each applicable Vesting Date in order to vest in the RSUs. If your employment with the Company and its Related Companies terminates for any reason prior to the final Vesting Date, except as provided in Section 2(c), any unvested RSUs granted hereunder will be forfeited at such time.

(c)         Notwithstanding Section 2(b) above to the contrary, any unvested RSUs shall become 100% vested upon the occurrence prior to the final Vesting Date of a Change of Control, provided you have been continuously employed with the Company or a Related Company from the Date of Grant through the date of the Change of Control. In addition, if your employment with the Company and its Related Companies terminates on account of your death, Disability or Retirement before the final Vesting Date, you will become vested on the date of your death, Disability or your Retirement (as applicable) in a number of RSUs equal to (A) minus (B), where (A) equals the number of RSUs awarded under this Grant

Agreement multiplied by a fraction, the numerator of which is the number of completed months from the Date of Grant to the date of your death, Disability or Retirement (as applicable), and the denominator of which is 36, and (B) equals the number of RSUs, if any, which have vested prior to the date of such termination of employment. Any fractional RSUs that become vested pursuant to this Section 2(c) shall be rounded to the nearest whole RSU.

For purposes of this grant of RSUs, “Retirement” shall mean the Company’s agreement to your voluntary separation from service on account of your retirement provided you (1) give the Company a minimum of 90 days advance written notice of your anticipated retirement date, (2) enter into a mutually agreed upon written plan with the Company to effect the orderly transition of your duties and responsibilities, and (3) comply with such other guidelines as the Company may establish to ensure the uniform application of this provision.

3.         Payment.

(a)

RSUs that vest pursuant to Section 2 shall be paid to you (or, in the case of your death, your beneficiary) as soon as administratively practicable, but in any event within sixty (60) days, after each applicable date on which such RSUs become vested, as determined in accordance with Section 2; provided that any RSUs that become vested on account of a Change of Control shall be paid simultaneous with the occurrence of the Change of Control.

(b)

The payments described in subsection (a) shall be made in the form of Company Stock, in which case one share of Company Stock shall be delivered for each vested RSU. The Committee may place any restrictions on the Company Stock issuable to you (or your beneficiary) as the Committee deems necessary or appropriate to comply with applicable securities laws.

(c)

Notwithstanding subsection (b) to the contrary, the Committee may, in its discretion, provide for payment in cash, in an amount equal to the total number of RSUs that have become vested multiplied by the Fair Market Value of one share of Company Stock as of the date on which payment is made, or the Committee may provide in its discretion for payment in any combination of cash and Company Stock.

(d)

Notwithstanding the provisions of subsection (a) above, any RSUs that vest pursuant to Section 2 (c) on account of your Retirement, shall not be paid to you until the Third Anniversary of the Date of Grant, or within sixty (60) days thereafter.

4.         Dividend Equivalents. You shall have the right to receive dividend equivalents, if any, which shall be credited to an account established on your behalf and subject to the same vesting and other terms and conditions as the underlying RSUs described herein. Dividend equivalents shall be paid in cash.

5.         No Rights as a Shareholder. The RSUs granted to you hereunder shall not convey to you or any other person any rights as an owner of Company Stock, including (without limitation) any voting rights, dividend rights or any rights to receive any year-end or other reports from the Company.

6.          Change in Capital Structure. The number of RSUs granted hereunder shall be proportionately adjusted to reflect any stock dividend, stock split, reverse stock split, combination or exchange, merger, consolidation, or other change in capitalization with a similar substantive effect upon Company Stock without the receipt of consideration by the Company, or as otherwise provided or permitted according to the terms of the Plan. The Committee shall have the power and sole discretion to determine the nature and amount of the adjustment to be made in each case. If the adjustment would produce a fractional RSU, the number of RSUs shall be rounded down to the nearest whole number.

7.         Nontransferability. All rights associated with RSUs under this Grant Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Grant Agreement, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

8.          Withholding of Taxes. The Participant (or the Participant’s successor) shall pay to the Company the Applicable Withholding Taxes for the RSUs, or the Participant (or the Participant’s successor) and the Company shall make satisfactory provision for the payment of such taxes (which may include having the Applicable Withholding Taxes withheld from other amounts currently payable by the Company to the Participant). In the absence of such arrangements having been made for the payment of Applicable Withholding Taxes, the Company will retain from the payment due under the RSUs that number of shares of Company Stock (valued at their current Fair Market Value), cash or a combination of Company Stock and cash sufficient to satisfy the Applicable Withholding Taxes with respect to the RSUs.

9.         Beneficiary. By written instrument signed and delivered to the Company, you may designate a beneficiary to receive any payments that are to be paid under this Grant Agreement after your death. If you make no valid designation or if the designated beneficiary or beneficiaries fail to survive you or otherwise fail to receive the payments, your beneficiary will be the personal representative of your estate.

10.         Binding Effect. This Grant Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

11.         Entire Agreement. This Grant Agreement, the Plan, and the rules and procedures adopted by the Committee or the Company (including the Company’s Compensation Recoupment Policy), contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

12.         Modifications. Except as otherwise provided in the Plan, any modification of this Grant Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

13.         No Right to Continued Service. This Grant Agreement does not confer upon you any right with respect to continuance of service with the Company or any Related Company, nor shall it interfere in any way with the right of the Company or a Related Company to end your service at any time and for any reason.

14.         Recoupment. The RSUs are subject to the terms and conditions of the Company’s Compensation Recoupment Policy and any successor or replacement policy thereto, and the terms and conditions of the Compensation Recoupment Policy (and any successor or replacement thereto) are incorporated by reference and are made a part of this Award Agreement.

15.         Section 409A.

(a)         It is intended that this Grant Agreement either be exempt from or comply with the requirements of Sections 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, “Section 409A”), and this Grant Agreement shall be interpreted for all purposes in accordance with that intent.

(b)         Notwithstanding any term or provision of this Grant Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent from you, amend this Grant Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in your gross income pursuant to Section 409A of any compensation payable under this Grant Agreement. The Company shall notify you as soon as reasonably practicable of any such amendment affecting you.

(c)         In the event that the amounts payable under this Grant Agreement are subject to any taxes, penalties or interest under Section 409A, you shall be solely liable for the payment of any such taxes, penalties or interest.

(d)         If you are deemed on the date of a “separation from service” to be a “specified employee” (within the meaning of those terms under Section 409A and determined using any identification methodology and procedure selected by the Company from time to time), then with regard to any payment under this Grant Agreement that is “nonqualified deferred compensation” within the meaning of Section 409A and which is paid as a result of your separation from service, such payment shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such separation from service, and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and any remaining payments due under this Grant Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

16.         Miscellaneous. This grant of RSUs is subject to the provisions of the Plan, and any applicable law or Company policy, including the Compensation Recoupment Policy (whether in effect on the Date of Grant or adopted or modified after the Date of Grant).

17.         Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles thereof.

HOOKER FURNISHINGS CORPORATION

By:
Name: Jeremy R. Hoff
Title: Chief Executive Officer

GRANTEE

Name: